Exhibit 99.2

News release for immediate release
Contact information:
Heather J. Wietzel
Vice President, Investor Relations
217-788-5144
investorrelations@horacemann.com

HORACE MANN REPORTS FIRST-QUARTER 2020 NET INCOME OF $0.44 PER SHARE AND CORE EARNINGS* OF $0.78 PER SHARE
Amidst unprecedented COVID-19 pandemic, commitment to education market remains unwavering

•	Business is fully operational with agents and 95% of company staff working remotely to support educators with insurance and retirement solutions

•	Net income down, largely due to realized losses on investments due to mark-to-market adjustments related to equity market volatility

•	Core earnings up 25% on Property & Casualty segment performance and inclusion of new Supplemental segment, partially offset by lower net investment income on smaller Retirement portfolio

•	Financial position remains strong, with A+ rated investment portfolio and capitalization ratios that support current financial strength ratings

•	2020 core EPS guidance unchanged at $2.55 to $2.75 using conservative COVID-19 scenario analysis

SPRINGFIELD, Ill., May 7, 2020 — Horace Mann Educators Corporation (NYSE:HMN) today reported financial results for the quarter ended March 31, 2020:

Horace Mann Consolidated Financial Highlights
	Three Months Ended March 31,
($ in millions, except per share amounts)	2020	2019	% Change
Total revenues	$307.3	$315.9	-2.7%
Net income	18.5	32.2	-42.5%
Net investment gains (losses) after tax	(14.5)	5.8	N.M.
Core earnings*	33.0	26.4	25.0%
Per diluted share:
Net income	0.44	0.77	-42.9%
Net investment gains (losses) after tax	(0.34)	0.14	N.M.
Core earnings per diluted share*	0.78	0.63	23.8%
Book value per share	35.80	34.60	3.5%
Book value per share excluding net unrealized investment gains on fixed maturity securities*	32.49	29.47	10.2%

N.M. - Not meaningful.
* These measures are not based on accounting principles generally accepted in the United States (non-GAAP). They are reconciled to the most directly comparable GAAP measures in the Appendix to the Investor Supplement. An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the Company’s reports filed with the Securities and Exchange Commission.

The Horace Mann Companies 1 Horace Mann Plaza Springfield, Illinois 62715-0001
217-789-2500 www.horacemann.com

“The COVID-19 pandemic has affected families and communities across the country, and the pain it has caused is felt by all of us. As a company committed to serving educators, we have always known how important our schools and teachers are to the growth and success of our communities. In this environment, families are facing significant day-to-day challenges as they attempt to balance student learning with other priorities at home, which has increased the appreciation we all have for the education profession,” said Horace Mann President and CEO Marita Zuraitis. “We are supporting educators during this time, both on a personal level, with payment flexibility, enhanced coverages and premium relief through our Teacher Appreciation Program; and on a professional level, with resources and funding to support remote learning environments.

“As the scope of the pandemic grew in March, we were able to quickly mobilize to address new needs of our stakeholder groups due to our comprehensive business continuity plans,” Zuraitis said. “We maintained service levels while shifting 95% of our staff to a remote work environment within weeks. We quickly deployed upgraded technology to help our agency force transition to virtual financial wellness workshops and customer meetings. In addition, we expanded our e-signature and online appointment setting capabilities, as well as added relevant agent training, helping our agents and customers to more easily conduct business in a virtual environment.

“As we look ahead, the specific course of the pandemic and its economic repercussions are difficult to predict,” Zuraitis continued. “But we do know three things. First, educators will continue to play a vital role, whether they are teaching remotely or after they return to their classrooms. Second, the solutions we provide will remain important in helping them secure their future. And third, Horace Mann is prepared and well-positioned to continue to meet their needs.

“Clearly, the early impacts of the pandemic and related economic conditions are reflected in our financial results for first quarter. The valuable operational improvements we’ve made in our products, distribution and infrastructure over the past several years position us well to navigate in this environment,” Zuraitis said. “As we look forward, we are reiterating full-year core EPS guidance of $2.55 to $2.75, using scenario analyses that we believe to be conservative and that reflect the varying effects we see in our different business segments.

“In addition, a multi-year effort to de-risk our investment portfolio included increasing its quality and reinsuring a large block of legacy annuity business,” Zuraitis added. “Not only has this served us well in the current volatile financial market, it will provide future opportunities to capitalize on disruptions, similar to our approach through the 2008 financial crisis.

“We remain confident that we are well-positioned to reach a double-digit return on equity over the long term, while bringing our solutions to even more educators. As we move forward, we will continue to keep the well-being of our customers, employees, agents and shareholders at the forefront of our discussions and decision-making,” Zuraitis concluded.

Property and Casualty Segment First-Quarter Combined Ratio at 88.6%
(All comparisons vs. same period in 2019, unless noted otherwise)

	Three Months Ended March 31,
($ in millions)	2020	2019	Change

Property and Casualty written premiums*	$153.6	$161.7	-5.0%
Property and Casualty net income / core earnings*	26.6	15.0	77.3%
Property and Casualty combined ratio	88.6%	95.5%	-6.9	pts
Property and Casualty underlying loss ratio*	58.0%	63.3%	-5.3	pts
Property and Casualty expense ratio	25.9%	27.2%	-1.3	pts
Property and Casualty catastrophe costs	5.3%	6.2%	-0.9	pts
Property and Casualty underlying combined ratio*	83.9%	90.5%	-6.6	pts
Auto combined ratio	91.7%	98.0%	-6.3	pts
Auto underlying loss ratio*	66.5%	70.9%	-4.4	pts
Property combined ratio	82.7%	90.5%	-7.8	pts
Property underlying loss ratio*	40.7%	46.5%	-5.8	pts
N.M. - Not meaningful.
Property and Casualty written premiums declined due to lower policy counts and a lower level of rate increases being implemented in 2020. Segment core earnings rose substantially, primarily due to the improved combined ratio, and to a lesser extent a tax benefit from the CARES Act.
The combined ratio improved 6.9 points for several reasons: improved underlying loss ratios for both auto and property, lower catastrophe losses and the expected improvement in the expense ratio due to actions taken in 2019. The underlying auto loss ratio improvement reflected the ongoing benefit of profitability initiatives as well as temporary changes in policyholder behavior due to COVID-19. The underlying property loss ratio improved because of lower non-catastrophe-related weather losses and fire losses.
Catastrophe losses from six events added 5.3 points to the combined ratio, with catastrophe losses of $8.8 million. The largest losses came from a multi-state storm event in early February and a Midwestern storm in late March. The company continues to estimate full-year 2020 catastrophe losses would be between $45 and $55 million, as second-quarter events are expected to drive approximately 50% of the total for the year.
Auto and property policy retention rates for the quarter were 81.3% and 87.1%, respectively, remaining in line with recent experience.

Supplemental Segment Contributes $10.5 Million to First-Quarter Earnings

On July 1, 2019, Horace Mann acquired NTA Life Enterprises, LLC (NTA). As a part of Horace Mann, NTA continues to provide supplemental insurance products to the education market, building on nearly 50 years of experience in the sector. NTA specializes in developing, marketing and underwriting supplemental insurance products, including cancer, heart, limited supplemental disability and accident.

	Three Months Ended March 31,
($ in millions)	2020	2019	Change

Supplemental sales*	$3.7	N/A	N/A
Earned premiums	33.0	N/A	N/A
Supplemental net income / core earnings*	10.5	N/A	N/A
Pretax profit margin (1)	36.0%	N/A	N/A
N/A - The acquisition of NTA closed on July 1, 2019.
(1) Measured to total revenues.

Supplemental segment sales were $3.7 million for the quarter, reflecting significantly lower sales volume in the last several weeks of the quarter due to school closings because of COVID-19. Persistency remained steady at 89.2%.

The segment added $10.5 million to core earnings, with the pretax profit margin temporarily above management’s longer-term expectations. First-quarter results reflected favorable trends in reserves on the acquired business and some short-term benefit from changes in policyholder behavior due to COVID-19. Segment expenses include the non-cash impact of amortization of intangible assets under purchase accounting that reduces quarterly core earnings by $3.2 million pretax.

Retirement Segment Sees 10% Increase in Annuity Contract Deposits

Effective April 1, 2019, Horace Mann reinsured a block of approximately $2.9 billion of policy liabilities related to legacy individual annuities written in 2002 or earlier. The consideration paid by Horace Mann in the annuity reinsurance transaction is reported as a deposit asset on reinsurance on the balance sheet and the company includes related accreted investment income calculated based on the ultimate anticipated cash flows from the transaction in income.

(All comparisons vs. same period in 2019, unless noted otherwise)

	Three Months Ended March 31,
($ in millions)	2020	2019	Change

Annuity contract deposits*	$117.7	$107.3	9.7%
Annuity assets under management (1)	4,026.6	6,972.7	-42.3%
Total assets under administration (2)	7,381.3	10,528.4	-29.9%
Retirement net income (loss) / core earnings*	(0.9)	12.2	-107.4%
Retirement core earnings excluding DAC unlocking*	2.3	10.6	-78.3%
N.M. - Not meaningful.
(1) Amount reported as of March 31, 2020 excludes $539.6 of assets under management held under modified coinsurance reinsurance.
(2) Includes Annuity AUM, Brokerage and Advisory AUA, and Recordkeeping AUA.

Reflecting the annuity reinsurance transaction, Horace Mann currently has $4.0 billion in assets under management, including $2.1 billion of fixed annuities, $1.4 billion of variable annuities and $0.5 billion of fixed indexed annuities. Assets under administration, which includes advisory and recordkeeping assets added through the acquisition of BCG in 2019, were down 10.8% from year-end 2019, primarily due to market volatility.

Annuity contract deposits rose 9.7% over prior year, reflecting the value educators continue to see in our Retirement savings vehicles. Total cash value persistency remained strong at 94.5% for variable annuities and 94.0% for fixed annuities.

The segment had a net loss for the quarter, partially due to negative DAC unlocking from equity market volatility, compared with net income in last year’s first quarter that included the benefit of favorable DAC unlocking. In addition, last year’s results are for a period before the company entered into the annuity reinsurance transaction and redeployed capital for the acquisition of NTA.

Core earnings excluding DAC unlocking for the quarter were flat sequentially at $2.3 million.

After the annuity reinsurance transaction, the average crediting rate on traditional fixed annuities is now 2.5% vs. 3.6% previously. The net interest spread for the first quarter was 151 basis points, reflecting lower limited partnership earnings as a result of volatility in the fixed maturities securities market.

Life Segment Has Steady Sales of Recurring Premium Products
(All comparisons vs. same period in 2019, unless noted otherwise)

	Three Months Ended March 31,
($ in millions)	2020	2019	Change

Life sales*	$3.3	$4.3	-23.3%
Life mortality costs	10.1	10.5	-3.8%
Life net income / core earnings*	0.6	3.3	-81.8%

Life sales were down from last year on lower single premium product sales. Sales of recurring premium products continued in line with last year’s first quarter. Life core earnings* largely reflected lower net investment income. Life persistency of 95.3% was unchanged from the prior year period.

Investment Portfolio Well-Positioned for Market Disruption and Economic Downturn

Total net investment income includes net investment income on the investment portfolio managed by Horace Mann as well as accreted investment income on the deposit asset on reinsurance.

(All comparisons vs. same period in 2019, unless noted otherwise)

	Three Months Ended March 31,
($ in millions)	2020	2019	Change

Pretax net investment income - investment portfolio	$58.6	$92.8	-36.9%
Pretax investment income - deposit asset on reinsurance	23.7	—	N.M.
Total pretax net investment income	82.3	92.8	-11.3%
Pretax net investment gains (losses)	(18.5)	7.4	N.M.
Pretax net unrealized investment gains (losses) on fixed maturity securities	189.7	310.5	-38.9%
Investment yield, excluding limited partnership interests, pretax - annualized	4.51%	4.83%	-0.32	pts
N.M. - Not meaningful.

Total net investment income declined 11.3% year-over-year. Net investment income on the managed portfolio declined sequentially by $3.4 million, largely due to a handful of mark-to-market adjustments on limited partnership investments and the lower rate environment. Accreted investment income for the deposit asset on reinsurance was comparable to the fourth quarter of 2019.

First-quarter net investment losses included $14.5 million in mark-to-market adjustments on equity securities and options used to hedge the company’s fixed index annuity and indexed universal life products and $3.7 million in other-than-temporary impairment charges. The company’s fixed maturity securities portfolio remained in a net unrealized investment gain position of $189.7 million at March 31, 2020, despite unprecedented market volatility.

Book Value Excluding Unrealized Investment Gains Up 10% Year Over Year

At March 31, 2020, shareholders’ equity was $1.48 billion, or $35.80 per share. Excluding net unrealized investment gains on fixed maturity securities, shareholders’ equity was $1.34 billion, or $32.49 per share*, flat with year end and up 10.2% from a year ago. The year-over-year improvement in book value excluding unrealized investment gains on fixed maturity securities primarily reflected the realized gain on assets transferred in the 2019 annuity reinsurance transaction, as well as strong earnings.

At March 31, 2020, total debt was $433.1 million, with $135.0 million outstanding on the company’s line of credit. The debt-to-capital ratio was 24.4%.

During the first quarter, Horace Mann repurchased 52,095 shares of common stock at an average price of $41.17. As of March 31, 2020, $20.6 million remained authorized for future share repurchases under the share repurchase program.

Quarterly Webcast

Horace Mann’s senior management will discuss the company’s first quarter financial results with investors on May 8, 2020 at 9:00 a.m. Eastern Time. The conference call will be webcast live at investors.horacemann.com and archived later in the day for replay.

About Horace Mann

Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on providing America’s educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.

Safe Harbor Statement and Non-GAAP Measures

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the company’s past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning important factors that could cause actual results to differ materially from those in forward-looking statements. Information contained in this news release include measures which are based on methodologies other than accounting principles generally accepted in the

United States (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.
# # #

HORACE MANN EDUCATORS CORPORATION
Financial Highlights (Unaudited)
($ in Millions, except per share data)

	Three Months Ended March 31,
	2020	2019	% Change
EARNINGS SUMMARY
Net income	$18.5	$32.2	-42.5%
Net investment gains (losses), after tax	(14.5)	5.8	N.M.
Core earnings*	33.0	26.4	25.0%

Per diluted share:
Net income	$0.44	$0.77	-42.9%
Net investment gains (losses), after tax	$(0.34)	$0.14	N.M.
Core earnings*	$0.78	$0.63	23.8%
Weighted average number of shares and equivalent shares (in millions) - Diluted	42.0	41.8	0.5%

RETURN ON EQUITY
Net income return on equity - LTM (1)	11.3%	2.2%
Net income return on equity - annualized	4.9%	9.5%
Core return on equity - LTM* (2)	7.6%	2.7%
Core return on equity - annualized*	9.9%	8.8%

FINANCIAL POSITION
Per share (3):
Book value	$35.80	$34.60	3.5%
Effect of net unrealized investment gains on fixed maturity securities (4)	$3.31	$5.13	-35.5%
Dividends paid	$0.30	$0.2875	4.3%
Ending number of shares outstanding (in millions) (3)	41.3	41.2	0.2%
Total assets	$11,972.2	$11,561.1	3.6%
Short-term debt	135.0	—	N.M.
Long-term debt	298.1	297.8	0.1%
Total shareholders’ equity	1,477.6	1,423.7	3.8%

ADDITIONAL INFORMATION
Net investment gains (losses)
Before tax	$(18.5)	$7.4	N.M.
After tax	(14.5)	5.8	N.M.
Per share, diluted	$(0.34)	$0.14	N.M.

N.M.-	Not meaningful.

(1)	Based on last twelve months net income and average quarter-end shareholders’ equity.

(2)
Based on last twelve months core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.

(3)	Ending shares outstanding were 41,277,498 at March 31, 2020 and 41,150,005 at March 31, 2019.

(4)	Net of the related impact on deferred policy acquisition costs and applicable deferred taxes.

HORACE MANN EDUCATORS CORPORATION
Statements of Operations and Consolidated Data (Unaudited)
($ in Millions)

	Three Months Ended March 31,
	2020	2019	% Change
STATEMENTS OF OPERATIONS
Insurance premiums and contract charges earned	$236.3	$209.8	12.6%
Net investment income	82.3	92.8	-11.3%
Net investment gains (losses)	(18.5)	7.4	N.M.
Other income	7.2	5.9	22.0%
Total revenues	307.3	315.9	-2.7%

Benefits, claims and settlement expenses	138.7	139.4	-0.5%
Interest credited	51.5	52.9	-2.6%
Operating expenses	60.7	56.2	8.0%
DAC unlocking and amortization expense	30.0	25.0	20.0%
Intangible asset amortization expense	3.7	0.5	N.M.
Interest expense	4.2	3.3	27.3%
Total benefits, losses and expenses	288.8	277.3	4.1%

Income before income taxes	18.5	38.6	-52.1%
Income tax expense (benefit)	—	6.4	-100.0%
Net income	$18.5	$32.2	-42.5%

PREMIUMS WRITTEN AND CONTRACT DEPOSITS*
Property and Casualty	$153.6	$161.7	-5.0%
Supplemental	32.6	—	—
Annuity contract deposits	117.7	107.3	9.7%
Life	24.8	26.4	-6.1%
Total	$328.7	$295.4	11.3%

SEGMENT NET INCOME (LOSS)
Property and Casualty	$26.6	$15.0	77.3%
Supplemental	10.5	—	—
Retirement	(0.9)	12.2	-107.4%
Life	0.6	3.3	-81.8%
Corporate and Other (1)	(18.3)	1.7	N.M.
Net income (loss)	$18.5	$32.2	-42.5%

N.M.-	Not meaningful.

(1)
Corporate and Other includes interest expense on debt and the impact of net investment gains and losses and other Corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 13.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)
($ in Millions)

	Three Months Ended March 31,
	2020	2019	Change
PROPERTY and CASUALTY
Premiums written*	$153.6	$161.7	-5.0%
Premiums earned	166.5	170.8	-2.5%
Net investment income	10.3	10.2	1.0%
Other income	0.8	0.4	100.0%
Losses and loss adjustment expenses (LAE)	104.4	116.8	-10.6%
Operating expenses (includes amortization expense)	43.2	46.5	-7.1%
Interest expense	0.2	0.3	-33.3%
Income before tax	29.8	17.8	67.4%
Net income / core earnings*	26.6	15.0	77.3%
Net investment income, after tax	8.7	8.7	—%

Catastrophe costs (1)
After tax	7.0	8.5	-17.6%
Before tax	8.8	10.8	-18.5%
Prior years’ reserves favorable (adverse) development, before tax
Automobile	1.0	1.0	—%
Property and other	—	1.0	-100.0%
Total	1.0	2.0	-50.0%

Operating statistics:
Loss and loss adjustment expense ratio	62.7%	68.3%	-5.6	pts
Expense ratio	25.9%	27.2%	-1.3	pts
Combined ratio	88.6%	95.5%	-6.9	pts
Effect on the combined ratio of:
Catastrophe costs (1)	5.3%	6.2%	-0.9	pts
Prior years’ (favorable) reserve development	-0.6%	-1.2%	0.6	pts
Combined ratio excluding the effects of catastrophe costs and prior years’ reserve development (underlying combined ratio)*	83.9%	90.5%	-6.6	pts

Risks in force (in thousands)	616	654	-5.8%
Automobile (2)	424	454	-6.6%
Property	192	200	-4.0%

Policy renewal rate - 12 months
Automobile	81.3%	81.5%	-0.2	pts
Property	87.1%	87.8%	-0.7	pts

N.M.-	Not meaningful.

(1)	Includes allocated loss adjustment expenses and, when applicable, catastrophe reinsurance reinstatement premiums.

(2)	Includes assumed risks in force of 4.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)
($ in Millions)

	Three Months Ended March 31,
	2020	2019	Change
SUPPLEMENTAL
Premiums and contract charges earned	$33.0	N/A	N/A
Net investment income	3.5	N/A	N/A
Other income	0.7	N/A	N/A
Benefits	10.7	N/A	N/A
Change in reserves	(0.2)	N/A	N/A
Operating expenses (includes DAC unlocking and amortization expense)	10.1	N/A	N/A
Intangible asset amortization expense	3.2	N/A	N/A
Income before tax	13.4	N/A	N/A
Net income / core earnings*	10.5	N/A	N/A

Benefits ratio (1)	31.8%	N/A	N/A
Operating expense ratio (2)	27.1%	N/A	N/A
Pretax profit margin (3)	36.0%	N/A	N/A

Premium persistency (rolling 12 months)	89.2%	N/A	N/A

N/A - The acquisition of NTA closed on July 1, 2019.

(1)	Ratio of benefits plus change in reserves to earned premium.

(2)	Ratio of operating expenses to total revenues.

(3)	Ratio of income before taxes to total revenues.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)
($ in Millions)

	Three Months Ended March 31,
	2020	2019	Change
RETIREMENT
Contract deposits*	$117.7	$107.3	9.7%
Variable	57.8	48.8	18.4%
Fixed	59.9	58.5	2.4%
Contract charges earned	7.4	8.6	-14.0%
Net investment income	29.8	64.7	-53.9%
Interest credited	15.7	41.7	-62.4%
Net interest margin	14.1	23.0	-38.7%
Investment income - deposit asset on reinsurance	23.7	—	N.M.
Interest credited - Reinsured block	24.6	—	N.M.
Net interest margin - Reinsured block	(0.9)	—	N.M.
Other income	5.3	5.1	3.9%
Mortality loss and other reserve changes	(1.6)	(0.6)	-166.7%
Operating expenses (includes DAC unlocking and amortization expense)	24.9	21.0	18.6%
Intangible asset amortization expense	0.5	0.5	—%
Income (loss) before tax	(1.1)	14.6	-107.5%
Net income (loss) / core earnings	(0.9)	12.2	-107.4%

Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$(4.0)	$2.0	N.M.
Guaranteed minimum death benefit reserve	(0.3)	0.1	N.M.
Retirement contracts in force (in thousands)	229	226	1.3%
Annuity accumulated account value on deposit / Assets under management	4,026.6	$6,972.7	-42.3%
Variable (1)	1,414.6	2,224.1	-36.4%
Fixed	2,612.0	4,748.6	-45.0%
Annuity accumulated value retention - 12 months
Variable accumulations	94.5%	94.3%	0.2	pts
Fixed accumulations	94.0%	94.1%	-0.1	pts

LIFE
Premiums and contract deposits*	$24.8	$26.4	-6.1%
Premiums and contract charges earned	29.4	30.4	-3.3%
Net investment income	15.6	18.1	-13.8%
Other income	—	0.1	-100.0%
Death benefits/mortality cost/change in reserves	22.2	22.0	0.9%
Interest credited	11.2	11.2	—%
Operating expenses (includes DAC unlocking and amortization expense)	10.9	11.4	-4.4%
Income before tax	0.7	4.0	-82.5%
Net income / core earnings*	0.6	3.3	-81.8%
Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$0.1	$—	N.M.
Life policies in force (in thousands)	201	198	1.5%
Life insurance in force	$19,295	$18,409	4.8%
Lapse ratio - 12 months (Ordinary life insurance)	4.7%	4.6%	0.1	pts

N.M.-	Not meaningful.

(1)	Amount reported as of March 31, 2020 excludes $539.6 of assets under management held under modified coinsurance reinsurance.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)
($ in Millions)

	Three Months Ended March 31,
	2020	2019	% Change
CORPORATE AND OTHER (1)
Components of income (loss) before tax:
Net investment gains (losses)	$(18.5)	$7.4	N.M.
Interest expense	(4.0)	(3.0)	-33.3%
Other operating expenses, net investment income and other income	(1.8)	(2.2)	18.2%
Income (loss) before tax	(24.3)	2.2	N.M.
Net income (loss)	(18.3)	1.7	N.M.

INVESTMENTS
Retirement and Life
Fixed maturity securities, at fair value (amortized cost 2020, $4,284.1; 2019, $6,656.9)	$4,444.2	$6,940.1	-36.0%
Equity securities, at fair value	70.0	77.6	-9.8%
Short-term investments	69.4	121.2	-42.7%
Policy loans	152.0	153.4	-0.9%
Limited partnerships	254.5	254.6	—%
Other investments	26.6	26.0	2.3%
Total Retirement and Life investments	5,016.7	7,572.9	-33.8%
Property and Casualty
Fixed maturity securities, at fair value (amortized cost 2020, $853.9; 2019, $830.5)	881.1	857.9	2.7%
Equity securities, at fair value	15.8	27.9	-43.4%
Short-term investments	3.7	15.2	-75.7%
Limited partnerships	115.6	75.8	52.5%
Other investments	1.0	1.0	—%
Total Property and Casualty investments	1,017.2	977.8	4.0%
Supplemental
Fixed maturity securities, at fair value (amortized cost 2020, $515.4; 2019, N/A)	517.9	N/A	N/A
Equity securities, at fair value	1.2	N/A	N/A
Short-term investments	23.4	N/A	N/A
Policy loans	0.8	N/A	N/A
Limited partnerships	19.2	N/A	N/A
Other investments	1.1	N/A	N/A
Total Supplemental investments	563.6	N/A	N/A
Corporate investments	3.7	7.1	-47.9%
Total investments	6,601.2	8,557.8	-22.9%

Net investment income - investment portfolio
Before tax	$58.6	$92.8	-36.9%
After tax	46.8	74.0	-36.8%
Investment income - deposit asset on reinsurance
Before tax	23.7	—	N.M.
After tax	18.7	—	N.M.

N.M.-	Not meaningful.

(1)
The Corporate and Other segment includes interest expense on debt and the impact of investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.